Exhibit 99.1

PERRY ELLIS INTERNATIONAL REPORTS 2ND QUARTER FISCAL 2007 RESULTS

•	Reports second quarter earnings in line with management’s plan; strong gross profit margin improvement

•	Confirms proforma earnings view in range of $2.30-$2.40 per fully diluted share, annual revenue view at lower end of previously announced range of $860-$870 million

MIAMI – August 22, 2006 – Perry Ellis International, Inc. (NASDAQ: PERY) today reported results for the second quarter ended July 31, 2006 (“second quarter of fiscal 2007”), which were in line with management’s previously announced plans, and included a 320 basis point improvement in gross profit margin and a 27 basis point improvement in EBITDA margin.

Second quarter total revenues were $171.0 million, compared to $190.0 million, a 10.0% decrease versus the comparable period last year. The decline in total revenues during the quarter was anticipated in management’s fiscal 2007 plan, and was primarily a result of previously announced reductions of private label and branded programs at a national mid tier chain, the impact of Federated Department Store door closures due to the May Company merger integration and a reduction in off price sales. These factors also impacted total revenues for the six month period ended July 31, 2006, which were $385.0 million, compared to $415.6 million, a 7.4% decrease versus the comparable period last year.

Due to the seasonality of the Company’s business, second quarter results historically result in losses. For the second quarter of fiscal 2007, the net loss was $0.25 per fully diluted share. This result was the same as the loss per fully diluted share reported during the same period last year, because improved gross margin performance offset the impact of lower total revenues. Additionally, the second quarter of fiscal 2007 results include a reduction of $0.02 per share for the adoption of Statement of Financial Accounting Standards (“SFAS”) 123R requiring the expensing of stock options. These costs are not reflected in prior year results.

For the first half ended July 31, 2006, earnings were $0.34 per fully diluted share compared to earnings of $0.65 per fully diluted share for the comparable period last year. Proforma earnings for the first half of fiscal 2007 were $0.53 per fully diluted share. Proforma results exclude the impact of $3.0 million in debt extinguishment costs ($0.19 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes. The Company believes that proforma results provide a more meaningful comparison of financial performance. A table showing the reconciliation of actual to proforma results is attached. Additionally, first half fiscal 2007 proforma and reported first half of fiscal 2007 earnings per share include expenses of $0.04 per share related to the adoption of SFAS 123R, requiring the expensing of stock options. These costs are not reflected in prior year results.

George Feldenkreis, chairman and chief executive officer commented: “We continue to perform on plan despite the impact of retailer consolidation. We are pleased with the significant improvement of our gross profit margins, which is a result of great products performing exceptionally well at retail, as well as improved production planning and sourcing. We also continue to effectively manage our working capital, by significantly reducing inventory levels and improving inventory turns. Lastly, we continue to improve processes to lower our expense levels, which resulted in lower first half operating expenses versus last year, despite start-up investments in the outerwear and swim divisions as a result of our recently added Dockers® and JAG® license agreements, as well as the expensing of stock options.”

Oscar Feldenkreis, vice-chairman, president and chief operating officer stated: “We are excited about our growth opportunities and expect to resume strong growth in our fourth quarter across multiple product categories and channels. We are particularly enthused by the expected growth in swim, outerwear, Perry Ellis® sportswear, international and direct retail. Our Perry Ellis Collection sportswear is the leading indicator of consumer interest in the brand, and this business continues to trend up. The Collection’s strong current retail performance, coupled with retailers’ response to the spring 2007 deliveries we unveiled during August’s Men’s Market Week, fuel the excitement in Perry Ellis. Consequently, most department stores are planning for double digit Perry Ellis growth this spring.”

He concluded: “Although a variety of issues are weighing on consumer spending, we are confident that our standout brands will continue to claim a substantial share of the market. Our focused investments in our brands’ marketing will attract consumers to our various lifestyle concepts and continuously improved product offerings.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R) and MCD(R). The company enhances its roster of brands by licensing trademarks from third parties including Dockers(R) for outerwear, Nike(R) and JAG(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, our ability to compete, the termination or non-renewal of any material license agreements to which we are a party, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contact:

Rosemary Trudeau

305 873 1294

Rosemary.trudeau@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Revenues
Net sales	$165,699	$184,298	$373,953	$404,692
Royalty income	5,323	5,686	11,067	10,892

Total revenues	171,022	189,984	385,020	415,584
Cost of sales	117,176	136,146	260,725	288,819

Gross profit	53,846	53,838	124,295	126,765
Operating expenses
Selling, general and administrative expenses	49,947	50,017	99,768	101,106
Depreciation and amortization	2,765	2,223	5,450	4,463

Total operating expenses	52,712	52,240	105,218	105,569

Operating income	1,134	1,598	19,077	21,196
Costs on early extinguishment of debt	—	—	2,963	—
Interest expense	4,755	5,411	10,650	10,781

(Loss) income before minority interest and income taxes	(3,621)	(3,813)	5,464	10,415
Minority interest	145	125	144	368
Income tax (benefit) provision	(1,309)	(1,534)	1,863	3,560

Net (loss) income	$(2,457)	$(2,404)	$3,457	$6,487

Net (loss) income per share
Basic	$(0.25)	$(0.25)	$0.36	$0.68

Diluted	$(0.25)	$(0.25)	$0.34	$0.65

Weighted average number of shares outstanding
Basic	9,636	9,512	9,622	9,489
Diluted	9,636	9,512	10,146	10,013

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 31, 2006	January 31, 2006
Assets
Current assets:
Cash and cash equivalents	$7,222	$9,412
Accounts receivable, net	106,298	152,529
Inventories, net	116,298	126,413
Other current assets	20,154	16,239

Total current assets	249,972	304,593

Property and equipment, net	68,987	66,592
Intangible assets, net	183,096	183,090
Other assets	13,055	15,739

Total assets	$515,110	$570,014

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$39,387	$51,763
Accrued expenses and other liabilities	18,007	16,441
Accrued interest	5,182	6,743
Unearned revenues	1,459	1,096

Total current liabilities	64,035	76,043

Long term liabilities:
Senior subordinated notes payable	148,996	148,914
Senior secured notes payable	—	56,923
Senior credit facility	34,000	40,391
Real estate mortgage	26,791	12,336
Deferred pension obligation	13,721	13,721
Lease payable long term	347	452

Total long term liabilities	223,855	272,737

Total liabilities	287,890	348,780

Minority interest	1,998	1,854

Stockholders’ equity

Preferred stock	—	—
Common stock	97	96
Additional paid in capital	91,945	90,084
Retained earnings	132,436	128,979
Accumulated other comprehensive income	744	221

Total stockholders’ equity	225,222	219,380

Total liabilities and stockholders’ equity	$515,110	$570,014

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA (1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Net (loss) income as reported	$(2,457)	$(2,404)	$3,457	$6,487
Plus:
Depreciation and amortization	2,765	2,223	5,450	4,463
Interest expense	4,755	5,411	10,650	10,781
Costs on early extinguishment of debt	—	—	2,963	—
Minority interest	145	125	144	368
Income tax provision	(1,309)	(1,534)	1,863	3,560

EBITDA	$3,899	$3,821	$24,527	$25,659

Total revenues	$171,022	$189,984	$385,020	$415,584

EBITDA margin percentage of revenues	2.28%	2.01%	6.37%	6.17%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and does not represent cash flow from operations. Accordingly, you should not regard this figure as an alternative to cash flows as a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(UNAUDITED)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Diluted (loss) earnings per share view	$(0.25)	$(0.25)	$0.34	$0.65
Plus:
Effect of debt extinguishment costs, net of tax effect	$—	$—	$0.19	$—

Proforma diluted (loss) earnings per share view	$(0.25)	$(0.25)	$0.53	$0.65

(2)	Proforma diluted earnings per share for the six months ended July 31, 2006, consists of diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) for debt extinguishment costs related to the call of our $57 million senior secured notes. Proforma diluted earnings per share is not a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to actual diluted earnings per share. Proforma diluted earnings per share is presented solely as a supplemental disclosure.

Additionally, proforma diluted earnings per share and diluted earnings per share for the three and six months ended July 2006 include expenses of $0.02 and $0.04 per share, respectively related to the adoption of SFAS 123R, which requires the expensing of stock options. Such expense was not recognized in the prior period as SFAS 123R was implemented on February 1, 2006.